Exhibit 99.1
Press Release
MBHI Receives Initial Nasdaq Notice of Bid Price Deficiency
MELROSE PARK, Ill.--(BUSINESS WIRE)--Midwest Banc Holdings, Inc. (NASDAQ: MBHI) announced today that the Company received a letter from The Nasdaq Stock Market indicating that the Company is not in compliance with Marketplace Rule 5450(a)(1) (the “Bid Price Rule”) because the closing bid price per share of its common stock has been below $1.00 per share for 30 consecutive business days. The Nasdaq letter was issued in accordance with standard Nasdaq procedures. In accordance with Marketplace Rule 5810(c)(3)(A), the Company will be provided with 180 calendar days, or until March 15, 2010, to regain compliance with the Bid Price Rule.
To regain compliance with the Bid Price Rule, the closing bid price of the Company’s common stock must remain at $1.00 per share or more for a minimum of ten consecutive business days. If the Company does not regain compliance with the Bid Price Rule by March 15, 2010, Nasdaq will notify the Company that its common stock is subject to delisting from Nasdaq. In that event, the Company may be eligible for an additional grace period if it can transfer its common stock from the Nasdaq Global Market to the Nasdaq Capital Market. To do this, the Company must meet the Market’s initial listing criteria except for the bid price requirement. To take advantage of this alternative, the Company must file an application to transfer its common stock to the Nasdaq Capital Market. If the application is approved, Nasdaq will notify the Company that it has been granted an additional 180 calendar day compliance period. If the Company is not eligible for an additional compliance period, Nasdaq will provide the Company with written notification that its common stock will be delisted. At that time, the Company may appeal Nasdaq’s determination to delist its common stock to a Hearings Panel.
The deficiency letter has no effect on the listing of the Company’s common stock at this time and its common stock will continue to trade on the Nasdaq Global Market under the symbol “MBHI.”
The Company has previously announced plans to address possible non-compliance with the bid price requirement by means of a reverse stock split. However, there can be no assurance that the reverse stock split will be approved by our stockholders or if approved, that it will be implemented.
Reducing the number of outstanding shares of our common stock through the reverse stock split is intended, absent other factors, to increase the per share market price of our common stock. However, other factors, such as our financial results, market conditions and the market perception of our business may adversely affect the market price of our common stock. As a result, there can be no assurance that the reverse stock split, if completed, will result in the intended benefits described above, that the market price of our common stock will increase following the reverse stock split or that the market price of our common stock will not decrease in the future. Additionally, we cannot give assurances that the market price per share of our common stock after a reverse stock split will increase in proportion to the reduction in the number of shares of our common stock outstanding before the reverse stock split. Accordingly, the total market capitalization of our common stock after the reverse stock split may be lower than the total market capitalization before the reverse stock split.
The Company’s depositary shares (each of which represents a 1/100 interest in a share of our Series A Noncumulative Redeemable Convertible Perpetual Preferred Stock) are listed for trading on the Nasdaq Global Market. Under Marketplace Rule 5460(b), if the Company’s common stock is not listed for trading on the Nasdaq Global Market, the depositary shares (in order to stay listed on the Nasdaq Global Market) must meet the continued listing criteria set forth in Marketplace Rule 5450. At the present time, the depositary shares satisfy these continued listing criteria.
About Midwest
We are a half century old community bank with $3.6 billion in assets at June 30, 2009. We have two principal operating subsidiaries; Midwest Bank and Trust Company and Midwest Financial and Investment Services, Inc. The Bank has 26 full-service banking centers serving the diverse needs of both urban and suburban Chicagoland businesses and consumers through its Commercial Banking, Wealth Management, Corporate Trust and Retail Banking areas.
This communication may be deemed to be solicitation material in respect of a special meeting of the Company’s stockholders to approve, among other things, amendments to its certificate of incorporation and a proposed reverse stock split. On August 3, 2009, the Company filed a preliminary proxy statement relating to these proposals and intends to file further amendments to such preliminary proxy statement with the Securities Exchange Commission (“SEC”).
STOCKHOLDERS OF THE COMPANY AND OTHER INTERESTED PERSONS ARE URGED TO READ THE SPECIAL MEETING PROXY STATEMENT AND OTHER RELEVANT INFORMATION BECAUSE THEY CONTAIN IMPORTANT INFORMATION. The Company’s definitive special meeting proxy statement will be mailed to the Company’s stockholders as of a record date to be established for voting on the proposed reverse stock split. Stockholders will also be able to obtain a copy of the definitive proxy statement, without charge, by directing a request to: Midwest Banc Holdings, Inc., 501 West North Avenue, Melrose Park, Illinois 60160, Attention: Mr. John Pelling. Free copies of these documents can also be obtained, without charge, at the SEC’s internet site (http://www.sec.gov) or the Company’s website (www.midwestbanc.com). In addition to the special meeting proxy statement, the Company files annual, quarterly and current reports, proxy statements and other information with the SEC.
Contacts:
Midwest Banc Holdings, Inc.
John B. Pelling, III, 708-498-2013
Vice President — Investor Relations
IR@midwestbank.com
Media
Chris Robling, 312-658-0445
crobling@jaynethompson.com

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